Exhibit 15.2

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-200788) of our reports dated February 17, 2015 with respect to the consolidated financial statements of Orange, and the effectiveness of internal control over financial reporting of Orange, included in this Annual Report on Form 20-F for the year ended December 31, 2014.

/s/ DELOITTE & ASSOCIES

Neuilly-sur-Seine

April 14, 2015